Executive Overview
Company Description. We are a global, specialty orthopaedic medical device company that provides solutions that enable clinicians to alleviate pain and restore their patients' lifestyles. We are a recognized leader of surgical solutions for the foot and ankle market and sell our products in over 60 countries worldwide.
Our business includes products that are used in foot and ankle repair, upper extremity products, and biologics products, which are used to replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients. Extremity hardware includes implants and other devices to replace or reconstruct injured or diseased joints and bones of the foot, ankle, hand, wrist, fingers, toes, elbow and shoulder, which we generally refer to as either foot and ankle or upper extremity products. We are a leading provider of surgical solutions for the foot and ankle market. Our extensive foot and ankle product portfolio, our approximately 200 specialized foot and ankle sales representatives, and our increasing level of training of foot and ankle surgeons has resulted in our being a recognized leader in the foot and ankle market. Biologics are used to repair or replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients.
Prior to the June 2013 announcement of the divestiture of our OrthoRecon business, our chief executive officer, who is our chief operating decision maker, managed our operations as two reportable business segments: Extremities and OrthoRecon. Following this announcement, all historical operating results for the OrthoRecon segment were reflected within discontinued operations in the consolidated financial statements. For the remainder of 2013, we operated our continuing operations as one reportable business segment. During the first quarter of 2014, our management, including our chief executive officer, who is our chief operating decision maker, began managing our operations as three operating business segments: U.S., International and BioMimetic, based on management's change to the way it monitors performance, aligns strategies, and allocates resources results in a change in our reportable segments. Our U.S. and International segments represent the commercial, administrative and research & development activities dedicated to the respective geographies. The BioMimetic segment represents the administrative and research & development activities of the acquired BioMimetic business (international sales and associated expenses for Augment® products are included within the International segment).
We have been in business for over 60 years and have built a well-known and respected brand name.
Following the sale of our hip/knee (OrthoRecon) business on January 9, 2014, we moved our corporate headquarters and U.S. operations from Arlington, Tennessee to Memphis, Tennessee, where we conduct research and development, sales and marketing administration and administrative activities. Our manufacturing and warehousing activities continue to be located in Arlington, Tennessee. Our U.S. sales accounted for 73% of total revenue in 2013. Our products are sold primarily through a network of employee sales representatives and independent sales representatives in the U.S. and by a combination of employee sales representatives, independent sales representatives and stocking distributors outside the U.S. We promote our products in approximately 60 countries with principal markets in the U.S., Europe, Asia, Canada, Australia, and Latin America.
Principal Products. We specialize in extremity and biologic products used by extremity focused surgeon specialists for the reconstruction, trauma and arthroscopy markets. Our biologics sales encompass a broad portfolio of products designed to stimulate and augment the natural regenerative capabilities of the human body. We also sell orthopaedic products not considered to be part of our extremity or biologic product lines.
Our extremities product line includes products for both the foot and ankle and the upper extremity markets. Our principal foot and ankle portfolio includes the INBONE® total ankle system, the CLAW® II Polyaxial Compression Plating System, the ORTHOLOC® 3Di Reconstruction Plating System, the PRO-TOE® VO Hammertoe System, the DARCO® family of locked plating systems, the VALOR® ankle fusion nail system, and the Swanson line of toe joint replacement products. Our upper extremity portfolio includes the MICRONAIL® intramedullary wrist fracture repair system, the EVOLVE® radial head prosthesis for elbow fractures, the RAYHACK® osteotomy system, and the EVOLVE® Elbow Plating System.
Our biologic products focus on biological musculoskeletal repair and include synthetic and human tissue-based materials. Our principal biologic products include the GRAFTJACKET® line of soft tissue repair and containment membranes, the ALLOMATRIX® line of injectable tissue-based bone graft substitutes, the PRO-DENSE® injectable regenerative graft, the OSTEOSET® synthetic bone graft substitute, and the PRO-STIM® injectable inductive graft.
Significant Business Developments. On January 9, 2014, we completed the sale of the OrthoRecon business to MicroPort Scientific Corporation (MicroPort). With the divestiture of our OrthoRecon business, our transition to a high-growth global Extremities and Biologics company is complete.
On January 7, 2013, we completed the acquisition of WG Healthcare Limited, a United Kingdom extremities company (WG Healthcare), for approximately $7.6 million, plus additional contingent consideration with an estimated fair value of $2.2 million to be paid over the next five years subject to the achievement of certain revenue milestones. We acquired the facility, inventory, infrastructure and all other assets and liabilities associated with WG Healthcare's business.

On March 1, 2013, we completed our acquisition of BioMimetic Therapeutics, Inc. (BioMimetic). The transaction combined BioMimetic's biologics platform and pipeline with our established sales force and product portfolio, to further accelerate growth opportunities in our business. The transaction included an upfront purchase price of approximately $190 million in cash and stock plus additional milestone payments of up to approximately $190 million in cash, which are payable upon receipt of FDA approval of Augment® Bone Graft and upon achieving certain revenue milestones.
In conjunction with the closing of the transaction, we paid $30.8 million in cash, net of cash acquired, and issued approximately 7.0 million shares of Wright common stock valued at $165.9 million and contingent value rights (CVRs) valued at $70.1 million. See Note 3 to our consolidated financial statements for additional information on consideration for this acquisition.
On August 7, 2013, we received a not approvable letter from the Food & Drug Administration (FDA) in response to our Pre-Market Approval (PMA) application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures.  We filed an appeal with the FDA regarding its decision, and on October 31, 2013, the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment. As a result, we recorded charges totaling $208.5 million of impairment and other charges related to assets acquired from BioMimetic, including $2.3 million of charges recorded within Cost of Sales to write down inventory to its estimated net realizable value in the third quarter of 2013. In addition, due to the significant decline in market value of the CVRs issued as contingent consideration for the acquired business, we recognized an unrealized gain of $66.1 million from the decreased value of the CVRs that are recorded as a liability. See Note 2, Note 9 and Note 12 to our consolidated financial statements for further discussion of these charges.
On November 15, 2013, we completed our acquisition of Biotech International (Biotech), a leading privately held French orthopaedic extremities company. The transaction significantly expands our direct sales channel in France and international distribution network, and adds Biotech's complementary extremity product portfolio to further accelerate global growth opportunities in our Extremities business. We acquired 100% of Biotech's outstanding equity on a fully diluted basis at a total offer price of up to $80 million, comprised of upfront payments of approximately $55 million in cash, subject to certain adjustments set forth in the definitive agreement, and the issuance of common stock having a value of approximately $21 million, and contingent consideration with a fair value of $4.3 million, which is based upon the achievement of certain revenue milestones in 2014 and 2015.
On January 30, 2014, we completed our acquisition of Solana Surgical, LLC (Solana), and on February 5, 2014, we completed our acquisition of OrthoPro, L.L.C. (OrthoPro), both privately held, high growth extremities companies. These acquisitions add complementary extremity product portfolios to further accelerate growth opportunities in our global Extremities business.
Under the terms of the agreement with Solana, we acquired 100% of Solana's outstanding equity for total consideration, net of cash acquired, of $90 million, consisting of approximately $47.6 million in cash, subject to certain adjustments set forth in the definitive agreement, and approximately $42.4 million of Wright common stock. Under the terms of the agreement with OrthoPro, we acquired 100% of OrthoPro's outstanding equity for a total purchase price of up to $36 million in cash, consisting of $32.5 million paid at closing, subject to certain adjustments set forth in the definitive agreement, and up to an additional $3.5 million in cash contingent upon achievement of certain revenue-based milestones.
In 2013, net sales increased 13%, totaling $242.3 million, compared to $214.1 million in 2012, driven by growth in our foot and ankle business.
Our 2013 domestic sales increased 7% as compared to 2012, as a 16% increase in our U.S. foot and ankle sales more than offset a 10% decline in our biologics business. Our international sales increased 35% during 2013 as compared to 2012 primarily due to the acquisition of a foot & ankle business in the UK, sales of Augment® Bone Graft in Australia and growth in our Asian markets.
In 2013, our net loss from continuing operations totaled $280.2 million, compared to a net loss from continuing operations of $3.4 million in 2012. Items unfavorably impacting net loss from continuing operations in 2013 as compared to 2012 included:

•
$208.5 million ($172.3 million net of taxes) of impairment (see Note 12 to our consolidated financial statements for discussion of these charges) and other charges related to assets acquired from BioMimetic, including $2.3 million of charges recorded within Cost of Sales to write down inventory to its net realizable value, partially offset by an unrealized gain of $61.1 million ($61.1 million net of taxes) associated with the mark-to-market adjustment on the contingent value rights payable as contingent consideration for the BioMimetic acquisition;

•	$21.6 million ($13.2 million net of taxes) of transition costs associated with the sale of our OrthoRecon business;

•	$15.0 million ($9.6 million net of taxes) gain on the sale of certain internally-developed intellectual property recognized during 2012;

•	$11.1 million ($8.4 million net of taxes) increase in due diligence, transition and transaction costs associated with our acquisitions of BioMimetic and Biotech;

•	$5.9 million ($3.5 million net of taxes) increase in non-cash interest expense associated with our 2017 Convertible Notes;

•	$119.6 million tax valuation allowance recorded against deferred tax assets in our U.S. jurisdiction due to recent operating losses; and

•
decreased profitability, primarily driven by investments in our U.S. field operations (including investments in our direct sales force) and operating losses associated with the acquired BioMimetic business.

These were partially offset by a $7.8 million ($7.8 million net of taxes) gain on our previously held investment in BioMimetic, and a $4.5 million ($2.7 million net of taxes) decrease in charges related to the write-off of deferred financing costs associated with the termination of our Senior Credit Facility and 2014 Convertible Notes and the termination of an associated interest rate swap that were incurred in 2012.
Opportunities and Challenges. Following the closing of the sales of our OrthoRecon business on January 9, 2014, we are well positioned and committed to accelerating growth in our foot and ankle business and increasing U.S. foot and ankle sales productivity. We have made changes to attempt to realize these opportunities, including aggressively converting a portion of our U.S. independent distributor foot and ankle territories to direct employee sales representation, substantially increasing our investment in foot and ankle medical education to drive market adoption of new products and technologies, and expanding our international direct sales channel and distribution network.
Business continuity and a seamless customer experience are top priorities, and we are highly focused on ensuring that no business momentum is lost during the transition period following the sale of our OrthoRecon business. As such, we will have inefficiencies immediately post the transaction but will have an excellent opportunity to improve efficiency and leverage fixed costs in the business going forward. Additionally, there will be expense dis-synergies as a result of the transaction, and we do expect some short-term revenue dis-synergies as we work through the separation of some of the remaining full-line distribution both in the U.S. and outside the U.S.
Following sale of the OrthoRecon business, we are a high growth business. However, we do anticipate having operating losses until we are able to grow our revenue to a sufficient level to support our current cost structure.
Significant Industry Factors. Our industry is affected by numerous competitive, regulatory, and other significant factors. The growth of our business relies on our ability to continue to develop new products and innovative technologies, obtain regulatory clearance and compliance for our products, protect the proprietary technology of our products and our manufacturing processes, manufacture our products cost-effectively, respond to competitive pressures specific to each of our geographic markets, including our ability to enforce non-compete agreements, and successfully market and distribute our products in a profitable manner. We, and the entire industry, are subject to extensive governmental regulation, primarily by the FDA. Failure to comply with regulatory requirements could have a material adverse effect on our business. Additionally, our industry is highly competitive and has recently experienced increased pricing pressures, specifically in the areas of reconstructive joint devices.

Results of Operations

Comparison of the year ended December 31, 2013 to the year ended December 31, 2012
The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands) and as percentages of net sales:

	Year Ended December 31,
	2013		2012
	Amount	% of Sales	Amount	% of Sales
Net sales	$242,330	100.0%	$214,105	100.0%
Cost of sales[1]	59,721	24.6%	48,239	22.5%
Gross profit	182,609	75.4%	165,866	77.5%
Operating expenses:
Selling, general and administrative[1]	230,785	95.2%	150,296	70.2%
Research and development[1]	20,305	8.4%	13,905	6.5%
Amortization of intangible assets	7,476	3.1%	4,417	2.1%
BioMimetic impairment charges	206,249	85.1%	—	—%
Gain on sale of intellectual property	—	—%	(15,000)	(7.0)%
Restructuring charges	—	—%	431	0.2%
Total operating expenses	464,815	191.8%	154,049	72.0%
Operating (loss) income	(282,206)	(116.5)%	11,817	5.5%
Interest expense, net	16,040	6.6%	10,113	4.7%
Other (income) expense, net	(67,843)	(28.0)%	5,089	2.4%
Loss from continuing operations before income taxes	(230,403)	(95.1)%	(3,385)	(1.6)%
Provision (benefit) for income taxes	49,765	20.5%	2	0.0%
Net loss from continuing operations	$(280,168)	(115.6)%	$(3,387)	(1.6)%
Income from discontinued operations, net of tax [1]	6,223		8,671
Net (loss) income	$(273,945)		$5,284
___________________________

1	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Year Ended December 31,
	2013	% of Sales	2012	% of Sales
Cost of sales	$503	0.2%	$704	0.3%
Selling, general and administrative	10,675	4.4%	6,767	3.2%
Research and development	780	0.3%	368	0.2%
Income from discontinued operations, net of tax	3,410	n/a	3,135	n/a

The following table sets forth our net sales by product line for the periods indicated (in thousands) and the percentage of year-over-year change:

	Year Ended December 31,
	2013	2012	% Change
U.S.
Foot and Ankle	115,642	99,403	16.3%
Upper Extremity	17,423	17,170	1.5%
Biologics	42,561	47,459	(10.3)%
Other	2,022	2,079	(2.7)%
Total U.S.	177,648	166,111	6.9%

International
Foot and Ankle	35,020	23,493	49.1%
Upper Extremity	7,240	7,808	(7.3)%
Biologics	17,231	13,036	32.2%
Other	5,191	3,657	41.9%
Total International	64,682	47,994	34.8%

Total Sales	242,330	214,105	13.2%

Net sales
U.S. Segment. Net sales is our U.S. segment totaled $177.6 million in 2013, a 7% increase from $166.1 million in 2012, representing approximately 73% of total net sales in 2013 and 78% of total net sales in 2012.
Our U.S. foot and ankle sales increased 16%, driven by the success of our ORTHOLOC® 3Di Reconstruction Plating System, as well as continued growth of our INBONE® Total Ankle Arthroplasty products.
Our U.S. upper extremity sales increased to $17.4 million in 2013, representing a 2% increase from 2012.
Our U.S. biologics sales decreased 10% to $42.6 million in 2013, compared to $47.5 million in 2012, as result of lower sales volume.
International Segment. Net Sales in our international segment totaled $64.7 million in 2013, a 35% increase as compared to net sales of $48.0 million in 2012, primarily due to a 40% increase in Europe as the result of the WG Healthcare acquisition in the first quarter of 2013 and the acquisition of Biotech during the fourth quarter of 2013, a 90% increase in Asia due to the addition of a new distribution partner in China during the quarter ended June 30, 2013, and an 80% increase in Australia driven by sales of Augment® Bone Graft. Our 2013 international net sales included a favorable foreign currency impact of approximately $1.2 million when compared to 2012 net sales.
Our international foot and ankle sales grew 49%, driven by growth in our European markets due to the acquisition of WG Healthcare and Biotech, and growth in our Asian markets due to the addition of a new distribution partner during 2013.
Our international upper extremity net sales decreased to $7.2 million in 2013, representing a 7% decline from 2012, driven by a $0.4 million of unfavorable foreign currency impact.
Our international biologics sales grew 32%, driven by a $2.8 million increase in sales in Australia, primarily related to sales of Augment® Bone Graft.
Cost of sales
Our cost of sales as a percentage of net sales increased in 2013 compared to 2012 from 22.5% to 24.6%. For 2013, cost of sales included $2.3 million (1.0% of net sales) of charges associated with the write down of inventory acquired from BioMimetic to net realizable value. The remaining increase in cost of sales as a percentage of sales is primarily driven by increased provisions for excess, obsolete and lost inventory and amortization of acquired inventory step-up to fair value, partially offset by favorable manufacturing expenses.

Our cost of sales and corresponding gross profit percentages can be expected to fluctuate in future periods depending upon changes in our product sales mix and prices, distribution channels and geographies, manufacturing yields, period expenses, levels of production volume and currency exchange rates.
Selling, general and administrative
Our selling, general and administrative expenses as a percentage of net sales totaled 95.2% and 70.2% in 2013 and 2012, respectively. For 2013, selling, general and administrative expense included $21.6 million (8.9% of net sales) of transition costs associated with the sale of our OrthoRecon business, $12.9 million (5.3% of net sales) in due diligence, transition and transactions costs associated with our acquisitions in 2013, and $0.9 million (0.4% of net sales) of costs associated with U.S. distributor conversions. Selling, general and administrative expense for 2012 included $1.8 million (0.8% of net sales) of due diligence and transition costs associated with our acquisition of BioMimetic, and $1.0 million (0.5% of net sales) of costs associated with U.S. distributor conversions. The remaining increase in selling, general and administrative expense was driven by $7.7 million of expenses associated with the ongoing operations of the acquired BioMimetic business and legal and other spending associated with our appeal of the not approvable letter from the FDA (3.2% of net sales), $2.8 million of taxes related to the enacted 2.3% excise tax on U.S. sales of medical devices (1.2% of net sales), increased sales and marketing costs as a result of our initiative to convert a substantial portion of our U.S. foot and ankle sales force to direct employees, and increased spending on international growth initiatives.
We anticipate that our selling, general and administrative expenses in continuing operations will increase after the sale of our OrthoRecon business is complete due to additional expenses associated with business acquisitions in November 2013 and January 2014, as well as anticipated dis-synergies in certain corporate and international expenses that have been recorded in discontinued operations in our consolidated financial statement. Theses dis-synergies include expenses associated with our information technology support, a new corporate headquarters, and international employees and facilities. These increases will be offset by anticipated decreased spending on transition costs associated with the sale of the OrthoRecon business.
Research and development
Our investment in research and development activities represented 8.4% and 6.5% of net sales in 2013 and 2012, respectively. The increase in research and development costs as a percentage of sales is attributable to spending associated with the acquired BioMimetic business.
Amortization of intangible assets
Charges associated with amortization of intangible assets totaled $7.5 million in 2013, as compared to $4.4 million in 2012. During 2013, we recorded $2.8 million of amortization expense associated with distributor non-compete agreements compared to $1.9 million in 2012. In addition, during 2013 we recognized approximately $1.0 million of impairment charges associated with certain intangible assets acquired in prior periods (see Note 12 to our consolidated financial statements). The remaining increase is driven by intangible assets acquired during 2013 (see Note 3 to our consolidated financial statements).
Based on the intangible assets held at December 31, 2013, we expect to amortize $6.9 million in 2014, $4.6 million in 2015, $3.5 million in 2016, $3.1 million in 2017 and $2.4 million in 2018. This does not include amortization associated with any intangible assets acquired in 2014 (see Note 22 to our consolidated financial statements).
BioMimetic Impairment Charges
During 2013, we recorded charges of approximately $206.2 million associated with the BioMimetic business acquired in the first quarter of 2013. On August 7, 2013, we received a not approvable letter from the FDA in response to our Pre-PMA application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures.  We have filed an appeal with the FDA regarding its decision. On October 31, 2013, the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment. As a result of this evaluation, we recorded an intangible impairment charge of approximately $88.1 million and a goodwill impairment charge of $115.0 million, as well as the recognition of a $3.2 million charge for non-cancelable minimum inventory purchase commitments for the raw materials used in the manufacture of Augment® Bone Graft, which we have estimated will expire unused. See Note 12 to our consolidated financial statements for further discussion of the impairment charges.
Gain on Sale of Intellectual Property
During 2012, we recognized a gain of $15.0 million related to the sale of certain intellectual property associated with biomaterial used in products marketed and sold by us as bone graft substitutes. In connection with the sale, we entered into a license agreement with the purchaser pursuant to which we obtained an exclusive, worldwide, fully paid license to use the transferred intellectual property in our fields of use.
Interest expense, net

Interest expense, net, consists of interest expense of $16.5 million in 2013 and $10.6 million in 2012, consisting primarily of:

•	non-cash expense related to the amortization of the discount on our 2017 Convertible Senior Notes of $8.7 million and $2.8 million in 2013 and 2012, respectively;

•	non-cash expense related to the amortization of deferred financing costs of $1.6 million and $0.5 million in 2013 and 2012, respectively; and

•	cash interest expense related to our 2017 Convertible Senior Notes of $6.0 million and $2.0 million in 2013 and 2012, respectively.
The increase in interest expense amounts during 2013 is due to the issuance of the 2017 Convertible Senior Notes in the second half of 2012. The remaining interest expense in 2012 relates to cash interest expense associated with 2014 Notes and cash interest on our borrowings under our Senior Credit Facility, which was repaid during the second half of 2012. Interest income of $0.4 million was recognized during 2013 and 2012, generated by our invested cash balances and investments in marketable securities. The amounts of interest income we realize in 2014 and beyond are subject to variability, dependent upon both the rate of invested returns we realize and the amount of excess cash balances on hand.
Other expense, net
For 2013, other expense, net includes an unrealized gain of $61.1 million on CVRs issued in connection with our acquisition of BioMimetic, a $7.8 million gain on our previously held investment in BioMimetic, offset by a $1.0 million unrealized loss for mark-to-market adjustments on our derivative assets and derivative liabilities. For 2012, other expense, net includes a $1.8 million loss on the early termination of an interest rate swap, $2.7 million related to the write off of deferred financing costs associated with our terminated Senior Credit Facility and the portion of our 2014 Notes that were repurchased, and a net unrealized loss of $1.1 million for mark-to-market adjustments on our derivative assets and derivative liabilities.
Provision (benefit) for income taxes
We recorded tax expense of $49.8 million in 2013 and a negligible amount of tax expense in 2012. Our effective tax rate for 2013 and 2012 was (21.6)% and (0.1)%, respectively. Our 2013 tax expense included a $119.6 million provision to record a valuation allowance against our deferred tax assets primarily associated with net operating losses in the U.S. as a result of recent cumulative operating losses in the U.S. tax jurisdiction, which had an unfavorable 51.9 percentage point impact on our 2013 effective tax rate. Our 2012 tax expense was unfavorably impacted by non-deductible expenses associated with acquisitions announced in 2013, which had an unfavorable 21.2 percentage point impact on the 2012 effective tax rate due to the relatively small loss before income taxes.
Income from Discontinued Operations, Net of Tax
Income from discontinued operations, net of tax, consists of our OrthoRecon business, which was sold to MicroPort effective January 9, 2014. Costs associated with corporate employees and infrastructure being transferred as a part of the sale have been included in discontinued operations.
Net sales of our OrthoRecon business decreased 14% to $231.9 million in 2013 compared to $269.7 million in 2012, driven by a 16.5% decline in hip sales and a 10.4% decline in knee sales.
Income from discontinued operations, net of tax, was $6.2 million in 2013, as compared to $8.7 million in 2012. The decrease in net income was primarily driven by the decrease in sales year over year, the after tax impact of $10.9 million of legal and professional fees associated with the MicroPort transaction, and $1.7 million of taxes related to the enacted 2.3% excise tax on U.S. sales of medical devices, partially offset by the after tax impact of a $3.7 million decrease in expenses associated with the deferred prosecution agreement and U.S. governmental inquiries, and the after tax impact of a $10 million decrease in depreciation and amortization expense on long lived assets that were classified as held for sale in June 2013.
Costs associated with legal defense, income associated with product liability insurance recoveries, and changes to any contingent liabilities associated our OrthoRecon business have been reflected within results of discontinued operations, and we will continue to reflect these within results of discontinued operations in future periods.
Reportable Segments.
The following table sets forth, for the periods indicated, sales gross profit and operating income of our reportable segments expressed as dollar amounts (in thousands) and as a percentage of net sales:

	Twelve Months Ended December 31,
	U.S.		International		BioMimetic(1)
	2013	2012	2013	2012	2013	2012
Net Sales	$177,648	$166,111	$64,682	$47,994	$—	N/A
Gross Profit	146,541	135,823	39,630	30,907	—	N/A
Gross Profit as a percent of net sales	82.5%	81.8%	61.3%	64.4%	N/A	N/A
Operating Income (Loss)	$26,268	$39,810	$4,761	$8,467	$(12,741)	N/A
Operating Income as a percent of net sales	14.8%	24.0%	7.4%	17.6%	N/A	N/A
(1) The acquisition of the BioMimetic reportable segment occurred on March 01, 2013.
U.S. Segment - Gross profit as a percent of net sales increased primarily due to favorable manufacturing expenses, partially offset by increased provisions for excess and obsolete inventory. Operating income declined, as increased gross profit due to higher sales was more than offset by $2.8 million of taxes related to the enacted 2.3% excise tax on U.S. sales of medical devices and increased sales and marketing costs as a result of our initiative to convert a substantial portion of our U.S. foot and ankle sales force to direct employees.
International Segment - The decrease in gross profit as a percent of net sales is due to unfavorable geographic mix. The decline in operating profitability is due to increased spending on international growth initiatives and increased amortization expense associated with international acquisitions.

Comparison of the year ended December 31, 2012 to the year ended December 31, 2011
The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands) and as percentages of net sales:

	Year Ended December 31,
	2012		2011
	Amount	% of Sales	Amount	% of Sales
Net sales	$214,105	100.0%	$210,753	100.0%
Cost of sales[1]	48,239	22.5%	$56,762	26.9%
Cost of sales - restructuring	—	—%	$667	0.3%
Gross profit	165,866	77.5%	153,324	72.8%
Operating expenses:
Selling, general and administrative[1]	150,296	70.2%	131,611	62.4%
Research and development[1]	13,905	6.5%	15,422	7.3%
Amortization of intangible assets	4,417	2.1%	2,412	1.1%
Gain on sale of intellectual property	(15,000)	(7.0)%	—	—%
Restructuring charges	431	0.2%	4,613	2.2%
Total operating expenses	154,049	72.0%	154,058	73.1%
Operating income	11,817	5.5%	(734)	(0.3)%
Interest expense, net	10,113	4.7%	6,381	3.0%
Other expense, net	5,089	2.4%	4,241	2.0%
(Loss) income from continuing operations before income taxes	(3,385)	(1.6)%	(11,356)	(5.4)%
(Benefit) provision for income taxes	2	0.0%	(3,961)	(1.9)%
Net income from continuing operations	$(3,387)	(1.6)%	$(7,395)	(3.5)%
Income from discontinued operations, net of tax [1]	8,671		2,252
Net income (loss)	$5,284		$(5,143)
___________________________

1	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Year Ended December 31,
	2012	% of Sales	2011	% of Sales
Cost of sales	$704	0.3%	$735	0.3%
Selling, general and administrative	6,767	3.2%	4,875	2.3%
Research and development	368	0.2%	320	0.2%
Loss from discontinued operations, net of tax	3,135	n/a	3,178	n/a

The following table sets forth our net sales by product line for the periods indicated (in thousands) and the percentage of year-over-year change:

	Year Ended December 31,
	2012	2011	% Change
U.S.
Foot and Ankle	99,403	88,484	12.3%
Upper Extremity	17,170	19,704	(12.9)%
Biologics	47,459	56,414	(15.9)%
Other	2,079	1,854	12.1%
Total U.S.	166,111	166,456	(0.2)%

International
Foot and Ankle	23,493	19,249	22.0%
Upper Extremity	7,808	8,039	(2.9)%
Biologics	13,036	12,995	0.3%
Other	3,657	4,014	(8.9)%
Total International	47,994	44,297	8.3%

Total Sales	214,105	210,753	1.6%

Net sales
U.S. Segment. Net sales is our U.S. segment totaled $166.1 million in 2012 and $166.5 million in 2011, representing approximately 78% of total net sales in 2012, 79% of total net sales in 2011.
Our U.S foot and ankle sales increased 12%, driven by the success of our CLAW® II Polyaxial Compression Plating System and our ORTHOLOC® 3Di Reconstruction Plating System, both launched in the first half of 2012, as well as the successful conversion of the majority of our foot & ankle sales force to direct representation.
Our U.S. upper extremity net sales decreased to $17.2 million in 2012, representing a 13% decline from 2011.
Our U.S. biologics sales decreased 16% compared to 2011, primarily due to the license agreement entered into with KCI during the first quarter of 2011, which precluded us from marketing our GRAFTJACKET® products in the wound care field.
International Segment. Net Sales in our international segment totaled $48.0 million in 2012, an 8% increase as compared to net sales of $44.3 million in 2011. Our 2012 international net sales included an unfavorable foreign currency impact of approximately $1.1 million when compared to 2011 net sales. However, this unfavorable currency impact was more than offset by growth in foot and ankle sales.
Our international foot and ankle sales grew 22%, as growth across all geographies was partially offset by $0.8 million of unfavorable currency exchange rates.
Our international upper extremity net sales decreased to $7.8 million in 2012, representing a 3% decline from 2011.
Our international biologics sales were relatively flat from 2012 as compared to 2011, decreasing less than a percent.
Cost of sales
Our cost of sales as a percentage of net sales decreased to 22.5% in 2012 from 26.9% in 2011 primarily due to lower provisions for excess and obsolete inventory.
Cost of sales - restructuring
In 2011, we recorded charges of $0.7 million for excess and obsolete inventory provisions associated with product optimization as we reduced the size of our international product portfolio. No such provisions were recorded in 2012.
Selling, general and administrative
Our selling, general and administrative expenses as a percentage of net sales totaled 70.2% and 62.4% in 2012 and 2011, respectively. For 2012, selling, general and administrative expense included $6.8 million (3.2% of net sales) of non-cash stock-based compensation expense, $1.8 million (0.8% of net sales) of due diligence and transaction costs associated with our acquisition of BioMimetic, and $1.0 million (0.5% of net sales) of costs associated with U.S. distributor conversions. Selling, general and administrative expense for 2011 included $4.9 million (2.3% of net sales) of non-cash stock based compensation expense. The remaining increase in selling, general and administrative expense was driven by increased sales and marketing costs as a result of our initiative to convert a substantial portion of our U.S. foot and ankle sales force to direct employees, and costs associated with increased levels of medical education. Additionally, we recognized increased cash incentive compensation as compared to 2011, when we incurred lower expense associated with cash incentive compensation, as we failed to meet most incentive compensation targets.
Research and development
Our investment in research and development activities represented 6.5% and 7.3% of net sales in 2012 and 2011, respectively. The decrease in research and development expense as a percentage of sales is primarily attributable to cost reductions resulting from our cost improvement restructuring plan initiated in the third quarter of 2011 and lower costs associated with clinical studies.
Amortization of intangible assets
Charges associated with amortization of intangible assets were $4.4 million or 2.1% of sales in 2012, as compared to $2.4 million or 1.1% of sales in 2011. During 2012, we recorded $1.9 million of amortization expense associated with distributor non-compete agreements entered into during the year.
Gain on Sale of Intellectual Property
During 2012, we recognized a gain of $15.0 million related to the sale of certain intellectual property associated with biomaterial used in products marketed and sold by us as bone graft substitutes. In connection with the sale, we entered into a license agreement with the purchaser pursuant to which we obtained an exclusive, worldwide, fully paid license to use the transferred intellectual property in our fields of use.
Restructuring Charges
During 2011, we recognized $4.6 million of restructuring charges within operating expenses, primarily for severance obligations and the impairment of long-lived assets. During 2012, we completed our cost restructuring recognizing $0.4 million of charges.
Interest expense, net
Interest expense, net, consists of interest expense of $10.6 million in 2012, primarily from borrowings under our 2017 Convertible Senior Notes, borrowings under the Term Loan and non-cash interest expense associated with the amortization of the discount on our 2017 Convertible Senior Notes. Interest expense, net, consists of interest expense of $7.0 million in 2011, primarily from borrowings under the Term Loan. Interest income of $0.4 million was recognized during 2012 and 2011, generated by our invested cash balances and investments in marketable securities.
Other expense, net
For 2012, other expense, net includes a $1.8 million loss on the early termination of an interest rate swap, $2.7 million related to the write off of deferred financing costs associated with our terminated Senior Credit Facility and the portion of our 2014 Notes that were repurchased, and a net unrealized loss of $1.1 million for mark-to-market adjustments on our derivative assets and derivative liabilities. For 2011, other expense, net includes approximately $4.1 million of expenses in 2011 for the write-off of pro-rata unamortized deferred financing fees and for bank and legal fees associated with the purchase of $170.9 million aggregate principal amount of the 2014 Notes validly tendered in the 2011 tender offer.
Provision (Benefit) for income taxes
We recorded a negligible tax provision in 2012 and a tax benefit of $4.0 million in 2011. Our effective tax rate for 2012 and 2011 was (0.1)% and 34.9% respectively. Our 2012 tax expense was unfavorably impacted by non-deductible transaction expenses associated with acquisitions announced in 2013, which had an unfavorable 21.2 percentage point impact on the 2012 effective tax rate due to the relatively small loss before income taxes.
Income from Discontinued Operations, Net of Tax
Net sales of our OrthoRecon business decreased 10.8% to $269.7 million in 2012 compared to $302.2 million in 2011, driven by a 13.1% decline in hip sales and a 7.3% decline in knee sales.
Income from discontinued operations, net of tax, was $8.7 million in 2012, as compared $2.3 million in 2011. The increase in net income was primarily driven by the after tax impact of a $13.2 million charge in 2011 for management's estimate for product liability provisions, and the after tax impact of a $6.3 million decrease in expenses associated with the deferred prosecution agreement and U.S. governmental inquiries. These decreased costs were partially offset by decreased profitability resulting from the sales decline.

Reportable Segments.
The following table sets forth, for the periods indicated, sales gross profit and operating income of our reportable segments expressed as dollar amounts (in thousands) and as a percentage of net sales:

	Twelve Months Ended December 31,
	U.S.		International		BioMimetic(1)
	2012	2011	2012	2011	2012	2011
Net Sales	$166,111	$166,456	$47,994	$44,297	N/A	N/A
Gross Profit	135,823	126,234	30,907	28,263	N/A	N/A
Gross Profit as a percent of net sales	81.8%	75.8%	64.4%	63.8%	N/A	N/A
Operating Income (Loss)	$39,810	$39,700	$8,467	$7,295	N/A	N/A
Operating Income as a percent of net sales	24.0%	23.9%	17.6%	16.5%	N/A	N/A
(1) The acquisition of the BioMimetic reportable segment occurred on March 01, 2013.
U.S. Segment - Gross profit as a percent of net sales increased primarily due to lower provisions for excess and obsolete inventory. Operating income remained relatively flat, as increased gross profit was offset by increased sales and marketing costs as a result of our initiative to convert a substantial portion of our U.S. foot and ankle sales force to direct employees, and costs associated with increased levels of medical education.
International Segment - The increase in gross profit as a percent of net sales is due to favorable geographic mix. The increase in operating profitability is due increased gross profit from sales growth.

Seasonal Nature of Business
We traditionally experience lower sales volumes in the third quarter than throughout the rest of the year as many of our reconstructive products are used in elective procedures, which generally decline during the summer months, typically resulting in selling, general and administrative expenses and research and development expenses as a percentage of sales that are higher during this period than throughout the rest of the year. In addition, our first quarter selling, general and administrative expenses include additional expenses that we incur in connection with the annual meeting held by the American College of Foot and Ankle Surgeons. During this three-day event, we display our most recent and innovative products in the foot and ankle market.

Restructuring
On September 15, 2011, we announced plans to implement a cost restructuring plan to foster growth, enhance profitability and cash flow, and build stockholder value. We implemented numerous initiatives to reduce spending, including streamlining select aspects of our international selling and distribution operations, reducing the size of our product portfolio, adjusting plant operations to align with our volume and mix expectations and rationalizing our research and development projects. We concluded our cost improvement restructuring efforts during the second quarter of 2012. We have realized the benefits from this restructuring within selling, general and administrative expenses beginning in the fourth quarter of 2011. This favorability is being partially offset by unfavorable income tax consequences, and incremental expenses associated with senior management changes. In total, we estimate net income includes approximately $1 million favorable impact beginning in 2012 on an annual basis. However, the favorable impact from our cost improvement restructuring plan was more than offset by the additional investments we made in 2012 and 2013 for the transformational changes to our business, including aggressively converting a portion of our U.S. independent distributor foot and ankle territories to direct sales representation and substantially increasing our investment in foot and ankle medical education to drive market adoption of new products and technologies.

Liquidity and Capital Resources
The following table sets forth, for the periods indicated, certain liquidity measures (in thousands):

	As of December 31,
	2013	2012
Cash and cash equivalents	$168,534	$320,360
Short-term marketable securities	6,898	12,646
Long-term marketable securities	7,650	—
Working capital	385,890	575,713

Operating Activities. Cash (used in) provided by operating activities totaled ($36.6 million), $68.8 million, and $61.4 million in 2013, 2012 and 2011 respectively. The decrease in cash provided by operating activities in 2013 as compared to 2012 was driven by decreased cash profitability, primarily due to costs associated with the sale of our OrthoRecon business, costs associated with the acquisitions of BioMimetic and Biotech, and operating expenses associated with the acquired BioMimetic business.
In 2012 compared to 2011, the increase in cash from operating activities was primarily due to increased cash profitability and inventory reductions, partially offset by payment of approximately $10 million to buy out certain royalty agreements with health care professionals.
Investing Activities. Our capital expenditures totaled $37.5 million in 2013, $19.3 million in 2012, and $47.0 million in 2011. The increase in 2013 compared to 2012 is primarily attributable to spending on our new corporate headquarters due to the sale of our existing headquarters as part of the sale of our OrthoRecon business. The decrease in capital expenditures in 2012 compared to 2011 is attributable to decreased spending on surgical instrumentation as a result of our inventory and instrumentation optimization efforts, and the 2011 spending on instrumentation related to the launch of our EVOLUTION™ Medial-Pivot Knee System. In addition, 2011 included spending related to the upgrade of our enterprise resource planning system. Historically, our capital expenditures have consisted principally of purchased manufacturing equipment, research and testing equipment, computer systems, office furniture and equipment and surgical instruments. We expect to incur capital expenditures in 2014 of approximately $50 million for routine capital expenditures, the expansion of our manufacturing facility in Arlington, Tennessee, and the completion of our corporate headquarters.
During 2013, we paid $95.4 million cash, net of cash acquired for the WG Healthcare, BioMimetic and Biotech acquisitions. Refer to Note 3 of our consolidated financial statements contained in “Financial Statements and Supplementary Data” for additional information regarding these acquisitions.
Financing Activities. During 2013, cash provided by financing activities totaled $6.3 million, compared to $98.7 million in 2012 and cash used in financing activities of $30.1 million in 2011. During 2013, we received $6.3 million of cash in connection with the issuance of shares in connection with our stock-based compensation plan.
During 2012, cash provided by financing activities consisted primarily of $300.0 million of proceeds from the issuance of our 2017 Convertible Senior Notes, offset by payments on our Term Loan of $144.4 million and $56.2 million of cash used to purchase hedge options on our 2017 Convertible Senior Notes. During 2011, cash used in financing activities consisted of the purchase of $170.9 million of our 2014 Notes tendered in the tender offer, mostly offset by the cash proceeds from a $150 million borrowing under the Term Loan.
On August 22, 2012, we issued $300 million of the 2017 Convertible Senior Notes, which generated net proceeds of $290.8 million. In connection with the offering of the 2017 Convertible Senior Notes, we entered into convertible note hedging transactions with three counterparties (the Option Counterparties). We also entered into warrant transactions in which we sold warrants for an aggregate of 11,794,200 shares of our common stock to the Option Counterparties. As of December 31, 2013, $300.0 million aggregate principal amount of the 2017 Convertible Senior Notes remain outstanding.
In November 2007, we issued $200 million of 2.625% Convertible Senior Notes maturing on December 1, 2014. On February 10, 2011, we announced the commencement of a tender offer to purchase for cash any and all of our outstanding 2014 Notes. Upon expiration on March 11, 2011, we purchased $170.9 million aggregate principal amount of the 2014 Notes. On August 22, 2012, we purchased $25.3 million aggregate principal amount of the 2014 Notes. As of December 31, 2013, $3.8 million aggregate principal amount of the 2014 Notes remain outstanding.
See Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further discussion of these financing activities.
In 2014, we will make payments of $4.2 million for the current portion of our long-term obligations, consisting of $3.8 million related to our 2014 Notes, and payments under our long-term capital leases, including interest, of $0.4 million.
As of December 31, 2013, we had an immaterial amount of cash and cash equivalents held in jurisdictions outside of the U.S., which are expected to be indefinitely reinvested for continued use in foreign operations. Repatriation of these assets to the U.S. would have negative tax consequences. We do not intend to repatriate these funds.
Discontinued Operations. Cash flows from discontinued operations are combined with cash flows from continuing operations in the Consolidated Statement of Cash Flows. During 2013, cash inflows from discontinued operations was approximately $29 million, compared to approximately $44 million in 2012. We do not expect that the absence of cash flows from discontinued operations will have an impact on our ability to meet contractual cash obligations, fund our working capital requirements, operations, and anticipated capital expenditures.
Contractual Cash Obligations. At December 31, 2013, we had contractual cash obligations and commercial commitments as follows (in thousands):

	Payments Due by Periods
	Total	2014	2015-2016	2017-2018	After 2018
Amounts reflected in consolidated balance sheet:
Capital lease obligations(1)	$10,292	$419	$1,863	$1,998	$6,012
2017 Convertible Senior Notes(2)	300,000	—	—	300,000	—
2014 Convertible Senior Notes(3)	3,768	3,768	—	—	—

Amounts not reflected in consolidated balance sheet:
Operating leases	16,171	6,087	6,867	2,449	768
Minimum supply obligations	2,073	—	2,073	—	—
Interest on 2017 Convertible Senior Notes(4)	22,000	6,000	12,000	4,000	—
Interest on 2014 Convertible Senior Notes(5)	91	91	—	—	—

Total contractual cash obligations	$354,395	$16,365	$22,803	$308,447	$6,780
_______________________________

(1)	Payments include amounts representing interest.

(2)
Represents long-term debt payment provided to holders of the 2017 Convertible Senior Notes do not exercise the option to convert each $1,000 note into 39.3140 shares of our common stock. Our 2017 Convertible Senior Notes are discussed further in Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”

(3)
Represents long-term debt payment provided holders of the 2014 Convertible Senior Notes do not exercise the option to convert each $1,000 note into 30.6279 shares of our common stock. Our 2014 Convertible Senior Notes are discussed further in Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”

(4)	Represents interest on the 2017 Convertible Senior Notes payable semiannually with an annual interest rate of 2.000%.

(5)	Represents interest on the 2014 Convertible Senior Notes payable semiannually with an annual interest rate of 2.625%.
Portions of these payments are denominated in foreign currencies and were translated in the table above based on their respective U.S. dollar exchange rates at December 31, 2013. These future payments are subject to foreign currency exchange rate risk.
The amounts reflected in the table above for capital lease obligations represent future minimum lease payments under our capital lease agreements, which are primarily for certain property and equipment. The present value of the minimum lease payments are recorded in our balance sheet at December 31, 2013. The minimum lease payments related to these leases are discussed further in Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”
The amounts reflected in the table above for operating leases represent future minimum lease payments under non-cancelable operating leases primarily for certain equipment and office space. Our purchase obligations and royalty and consulting agreements are disclosed in Note 19 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”

In accordance with U.S. generally accepted accounting principles, our operating leases are not recognized in our consolidated balance sheet; however, the minimum lease payments related to these agreements are disclosed in Note 19 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”
Contingent consideration of up to $400,000 may be paid related to the acquisition of certain assets associated with the EZ Concept Surgical Device Corporation (EZ Frame). The potential additional cash payments are based on the future financial performance of the acquired assets. Additionally, in accordance with the October 2011 CCI acquisition, we will pay royalties based on sales of the acquired product. Contingent consideration of up to $182.2 million may be paid upon receipt of FDA approval of Augment® Bone Graft and upon achieving certain revenue milestones associated with the BioMimetic acquisition. Additionally, payments of $3.9 million and $5.0 million may be paid upon achieving revenue milestones related to the acquisitions of WG Healthcare and Biotech, respectively.
In addition to the contractual cash obligations discussed above, all of our U.S. sales and a portion of our international sales are subject to commissions based on net sales. A substantial portion of our global sales are subject to royalties earned based on product sales.
Additionally, as of December 31, 2013, we had $4.7 million of unrecognized tax benefits recorded within “Other liabilities” in our consolidated balance sheet. This represents the tax benefits associated with various tax positions taken, or expected to be taken, on U.S. and international tax returns that have not been recognized in our financial statements due to uncertainty regarding their resolution. We are unable to make a reliable estimate of the eventual cash flows by period that may be required to settle these matters. Certain of these matters may not require cash settlement due to the existence of net operating loss carryforwards. Therefore, our unrecognized tax benefits are not included in the table above. See Note 14 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”
During 2013, we received a not approvable letter from the FDA in response to our PMA application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures. We have filed an appeal with the FDA regarding its decision. On October 31, 2013, the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment based upon the information we had as of September 30, 2013 (see Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further discussion of our impairment analysis). Due to the results of that analysis, we estimated that approximately $3.2 million of the non-cancelable inventory commitments for the raw materials used in the manufacture of Augment® Bone Graft will expire unused. As such, we recorded a $3.2 million loss on this contractual obligation, which was recognized within “BioMimetic impairment charges” on our consolidated statement of operations for the year ended December 31, 2013.

In process research and development. In connection with our BioMimetic acquisition, we acquired in-process research and development (IPRD) technology related to projects that had not yet reached technological feasibility as of the acquisition date, which included Augment® Bone Graft, which was undergoing the FDA approval process, and Augment® Injectable Bone Graft. The acquisition date fair values of the IPRD technology was $61.2 million for Augment® Bone Graft and $27.1 million for Augment® Injectable Bone Graft. The fair value of the research and development projects was determined using the income approach, which discounts expected future cash flows from the acquired in-process technology to present value. The discount rate applied to the expected future cash flows included a premium to the base required rate of return, in consideration of the risks associated with the FDA approval process.

The IPRD projects acquired are as follows:

•
Augment® Bone Graft (Augment) is based on our platform regenerative technology, which combines an engineered version of recombinant human platelet-derived growth factor BB (rhPDGF-BB), one of the principal wound healing and tissue repair stimulators in the body, with tissue specific matrices, when appropriate. This product is intended to offer physicians advanced biological solutions to actively stimulate the body’s natural tissue regenerative process. Augment is targeted to be used in the open (surgical) treatment of fusions. Additionally, Augment may be useful in the future to be used in open fractures. We have evaluated Augment in several open clinical applications, including foot and ankle fusions and distal radius fractures. We believe we have demonstrated that our technology is safe and effective in stimulating bone regeneration with the Canadian regulatory approval of Augment in 2009 and the Australian and New Zealand regulatory clearance of Augment in 2011. A PMA application for the use of Augment in the U.S. as an alternative to autograft in hindfoot and ankle fusion procedures was submitted to the FDA prior to this acquisition. We’ve incurred expenses of approximately $5.8 million for Augment since the date of acquisition. Future costs related to Augment depends on the ultimate decision by the FDA on the PMA.

•
Augment® Injectable Bone Graft (Augment Injectable) combines rhPDGF-BB with an injectable bone matrix, and is targeted to be used in either open (surgical) treatment of fusions and fractures or closed (non-surgical) or minimally invasive treatment of fractures. Augment Injectable can be injected into a fusion or fracture site during an open surgical procedure, or it can be injected through the skin into a fracture site, in either case locally delivering rhPDGF-BB to promote fusion or fracture repair. Our initial clinical development program for Augment Injectable has focused on securing regulatory approval for open indications in the United States and in several markets outside the U.S. Recently, we have focused our efforts on securing FDA approval of Augment. The amount of time and cost to complete the Augment Injectable project depends upon the nature of the approval we ultimately receive for Augment, but we currently estimate it could take one to three years. We’ve incurred expenses of approximately $1.8 million for Augment Injectable since the date of acquisition. Future costs related to Augment depends on the ultimate decision by the FDA on the PMA for Augment.

Subsequently, during the third quarter of 2013, we received a not approvable letter from the FDA in response to our PMA application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures. Following our announcement regarding the receipt of this letter, the market value of the CVRs issued in connection with the BioMimetic decreased significantly. Holders of CVRs are entitled to be paid the contingent consideration from the BioMimetic acquisition, specifically upon FDA approval of Augment® Bone Graft, and subsequently upon the achievement of certain revenue milestones. The value of the CVRs therefore implies the market’s assessment of probability of FDA approval. Because the probability of such FDA approval is a significant input in the valuation of the BioMimetic reporting unit and related intangible assets, management determined that our goodwill and intangible assets acquired in the BioMimetic acquisition were more likely than not impaired, and therefore required a quantitative impairment test.
We have filed an appeal with the FDA regarding its decision. On October 31, 2013, the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment based upon the information we had as of September 30, 2013.

FASB ASC 350-30-35-18 requires companies to evaluate for impairment intangible assets not subject to amortization, such as our IPRD assets, if events or changes in circumstances indicate than an asset might be impaired.

We updated our discounted cash flow valuation model for the BioMimetic acquisition based on probability weighted estimates of revenues and expenses, related cash flows and the discount rate used in the model. The probabilities used in the model were based on the fair value of the CVRs as of September 30, 2013.  The fair value of the IPRD was less than the carrying values. Therefore, we recognized impairment charge of approximately $56.9 million for Augment® and $27.1 million for Augment® Injectable for the year ended December 31, 2013, for the amount by which the carrying value of these assets exceeded the fair value.
Other Liquidity Information. We have funded our cash needs since 2000 through various equity and debt issuances and through cash flow from operations. Although it is difficult for us to predict our future liquidity requirements, we believe that our current cash balance of approximately $168.5 million and our marketable securities balance of $14.5 million will be sufficient for the foreseeable future to fund our working capital requirements and operations, fund the acquisitions announced in January 2014 with total cash purchase price of approximately $80 million, permit anticipated capital expenditures in 2014 of approximately $50 million, and meet our contractual cash obligations in 2014. Furthermore, cash received as a result of the sale of our OrthoRecon business will allow us to continue to make investments to accelerate growth in our foot and ankle business.

Critical Accounting Estimates
All of our significant accounting policies and estimates are described in Note 2 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.” Certain of our more critical accounting estimates require the application of significant judgment by management in selecting the appropriate assumptions in determining the estimate. By their nature, these judgments are subject to an inherent degree of uncertainty. We develop these judgments based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.
We believe that the following financial estimates are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments. Further, we believe that the items discussed below are properly recorded in the financial statements for all periods presented. Our management has discussed the development, selection and disclosure of our most critical financial estimates with the audit committee of our board of directors and with our independent auditors. The judgments about those financial estimates are based on information available as of the date of the financial statements. Those financial estimates include:

Discontinued Operations. On January 9, 2014, we competed the sale of our OrthoRecon business, which consists of hip and knee product implants, to MicroPort. We determined that this transaction meets the criteria for classification as discontinued operations under the provisions of FASB ASC 205-20. As such, all historical operating results for our OrthoRecon business are reflected within discontinued operations in the consolidated statements of operations. In addition, costs associated with corporate employees and infrastructure being transferred as a part of the sale have been included in discontinued operations. Further, all assets and associated liabilities to be transferred to MicroPort have been classified as assets and liabilities held for sale on our consolidated balance sheet, in accordance with FASB ASC 360.
Revenue recognition. Our revenues are primarily generated through two types of customers, hospitals and surgery centers and stocking distributors, with the majority of our revenue derived from sales to hospitals and surgery centers. Our products are sold through a network of employee and independent sales representatives in the U.S. and by a combination of employee sales representatives, independent sales representatives and stocking distributors outside the U.S. We record revenues from sales to hospitals and surgery centers when they take title to the product, which is generally when the product is surgically implanted in a patient.
We record revenues from sales to our stocking distributors at the time the product is shipped to the distributor. Our stocking distributors, who sell the products to their customers, take title to the products and assume all risks of ownership. Our distributors are obligated to pay us within specified terms regardless of when, if ever, they sell the products. In general, our distributors do not have any rights of return or exchange; however, in limited situations, we have repurchase agreements with certain stocking distributors. Those certain agreements require us to repurchase a specified percentage of the inventory purchased by the distributor within a specified period of time prior to the expiration of the contract. During those specified periods, we defer the applicable percentage of the sales. An insignificant amount of sales related to these types of agreements were deferred and not yet recognized as revenue as of December 31, 2013 and 2012.
We must make estimates of potential future product returns related to current period product revenue. To do so, we analyze our historical experience related to product returns when evaluating the adequacy of the allowance for sales returns. Judgment must be used and estimates made in connection with establishing the allowance for product returns in any accounting period. Our allowances for product returns of approximately $0.3 million are included as a reduction of accounts receivable at December 31, 2013 and 2012. Should actual future returns vary significantly from our historical averages, our operating results could be affected.
In 2011, we entered into a trademark license agreement (License Agreement) with KCI Medical Resources, a subsidiary of Kinetic Concepts, Inc. (KCI). In exchange for $8.5 million, of which $5.5 million was received immediately and $3 million was received in January 2012, the License Agreement provides KCI with a non-transferable license to use our trademarks associated with our GRAFTJACKET® line of products in connection with the marketing and distribution of KCI's soft tissue graft containment products used in the wound care field, subject to certain exceptions. License revenue is being recognized over 12 years on a straight line basis.
Allowances for doubtful accounts. We experience credit losses on our accounts receivable and accordingly, we must make estimates related to the ultimate collection of our accounts receivable. Specifically, we analyze our accounts receivable, historical bad debt experience, customer concentrations, customer creditworthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts.
The majority of our accounts receivable are from hospitals, many of which are government funded. Accordingly, our collection history with this class of customer has been favorable. Historically, we have experienced minimal bad debts from our hospital customers and more significant bad debts from certain international stocking distributors, typically as a result of specific financial difficulty or geo-political factors. We write off accounts receivable when we determine that the accounts receivable are uncollectible, typically upon customer bankruptcy or the customer’s non-response to repeated collection efforts.
We believe that the amount included in our allowance for doubtful accounts has been a historically appropriate estimate of the amount of accounts receivable that are ultimately not collected. While we believe that our allowance for doubtful accounts is adequate, the financial condition of our customers and the geo-political factors that impact reimbursement under individual countries’ healthcare systems can change rapidly, which would necessitate additional allowances in future periods. Our allowances for doubtful accounts were $0.3 million and $0.3 million, at December 31, 2013 and 2012, respectively, for those customer account balances that were retained following the sale of our OrthoRecon business to MicroPort.
Excess and obsolete inventories. We value our inventory at the lower of the actual cost to purchase and/or manufacture the inventory on a first-in, first-out (FIFO) basis or its net realizable value. We regularly review inventory quantities on hand for excess and obsolete inventory and, when circumstances indicate, we incur charges to write down inventories to their net realizable value. Our review of inventory for excess and obsolete quantities is based primarily on our forecast of product demand and production requirements for the next 24 months. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. Additionally, our industry is characterized by regular new product development that could result in an increase in the amount of obsolete inventory quantities on hand due to cannibalization of existing products. Also, our estimates of future product demand may prove to be inaccurate in which case we may be required to incur charges for excess and obsolete inventory.

In the future, if additional inventory write-downs are required, we would recognize additional cost of goods sold at the time of such determination. Regardless of changes in our estimates of future product demand, we do not increase the value of our inventory above its adjusted cost basis. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, significant unanticipated decreases in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.
Charges recognized for excess and obsolete inventory within our results of continuing operations were $4.7 million, $3.2 million and $11.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Goodwill and long-lived assets. As of December 31, 2013, we have approximately $199.0 million of goodwill recorded as a result of the acquisition of businesses. Goodwill is tested for impairment annually, or more frequently if changes in circumstances or the occurrence of events suggest that impairment exists. The annual evaluation of goodwill impairment may require the use of estimates and assumptions to determine the fair value of our reporting units using projections of future cash flows. Unless circumstances otherwise dictate, the annual impairment test is performed in the fourth quarter.
During 2013, we completed our purchase price allocation associated with our acquisition of BioMimetic, and recognized $138.2 million of goodwill. The BioMimetic business is considered a separate reporting unit for purposes of goodwill impairment evaluation. Subsequent to the completion of the BioMimetic purchase price allocation, we recognized a significant impairment of intangible assets acquired from the BioMimetic acquisition and determined that an evaluation of the goodwill associated with the BioMimetic reporting unit was required. We updated our discounted cash flow valuation model for the BioMimetic acquisition based on probability weighted estimates of revenues and expenses, related cash flows and the discount rate used in the model. The probabilities used in the model were based on the fair value of the CVRs as of September 30, 2013.  Based on this discounted cash flow valuation model, we determined that the fair value of the BioMimetic reporting unit as of September 30, 2013 was less than its carrying value as of such date. Therefore, we recognized a goodwill impairment charge of $115.0 million for the amount by which the carrying value of these assets exceeded the fair value as of September 30, 2013. These charges are included within “BioMimetic impairment charges” on our consolidated statement of operations.
During the fourth quarter of 2013, we performed a qualitative assessment of goodwill for impairment and determined that it is more likely than not that the fair value of our reporting units exceeded their respective carrying values, indicating that goodwill was not impaired. We have determined that we have four reporting units for purposes of evaluating goodwill for impairment: 1) BioMimetic business; 2) Continuing Operations (BioExtremities) business, excluding the BioMimetic business; and 3) Discontinued Operations (OrthoRecon) business.
Our business is capital intensive, particularly as it relates to surgical instrumentation. We depreciate our property, plant and equipment and amortize our intangible assets based upon our estimate of the respective asset’s useful life. Our estimate of the useful life of an asset requires us to make judgments about future events, such as product life cycles, new product development, product cannibalization and technological obsolescence, as well as other competitive factors beyond our control. We account for the impairment of finite, long-lived assets in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 360, Property, Plant and Equipment (FASB ASC 360). Accordingly, we evaluate impairments of our property, plant and equipment based upon an analysis of estimated undiscounted future cash flows. If we determine that a change is required in the useful life of an asset, future depreciation and amortization is adjusted accordingly. Alternatively, if we determine that an asset has been impaired, an adjustment would be charged to income based on the asset’s fair market value, or discounted cash flows if the fair market value is not readily determinable, reducing income in that period.

Valuation of In-Process Research and Development. The estimated fair value attributed to IPRD represents an estimate of the fair value of purchased in-process technology for research programs that have not reached technological feasibility and have no alternative future use. Only those research programs that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable possibility of technical success existed were included in the estimated fair value.
IPRD is recorded as an indefinite-lived intangible asset until completion or abandonment of the associated research and development projects. Accordingly, no amortization expense is reflected in the results of operations. If a project is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning with the period in which the project is completed. If a project becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be taken in the period the impairment occurs. These intangible assets are tested for impairment on an annual basis, or earlier if impairment indicators are present.
During 2013, we received a not approvable letter from the FDA in response to our PMA application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures. Following our announcement regarding the receipt of this letter, the market value of the CVRs issued in connection with the BioMimetic acquisition decreased significantly. Holders of CVRs are entitled to be paid the contingent consideration from the BioMimetic acquisition, specifically upon FDA approval of Augment® Bone Graft, and subsequently upon the achievement of certain revenue milestones. The value of the CVRs therefore implies the market’s probability of FDA approval. Because the probability of such FDA approval is a significant input in the valuation of the BioMimetic reporting unit and related intangible assets, management determined that our goodwill and intangible assets acquired in the BioMimetic acquisition were more likely than not impaired, and therefore required a quantitative impairment test.
We filed an appeal with the FDA regarding its decision and on October 31, 2013, the FDA notified us it has elected to convene a Dispute Resolution Panel to consider the scientific issues in dispute before making a decision on our appeal. While we believe our appeal has strong merits, we were required to evaluate assets associated with the BioMimetic acquisition for impairment.
We updated our discounted cash flow valuation model for the BioMimetic acquisition based on probability weighted estimates of revenues and expenses, related cash flows and the discount rate used in the model. The probabilities used in the model were based on the fair value of the CVRs as of September 30, 2013.  Based on this discounted cash flow valuation model, we determined that the fair value of the IPRD assets as of September 30, 2013 were less than their respective carrying values as of such date. Therefore, we recognized an intangible impairment charge of approximately $84.0 million for the amount by which the carrying value of these assets exceeded the fair value. These charges are included within “BioMimetic impairment charges” on our consolidated statement of operations.
Due to the uncertainty associated with research and development projects, there is risk that actual results will differ materially from the cash flow projections and that the research and development project will result in a successful commercial product. If we are successful in our appeal of the not approvable letter from the FDA, and our Augment® Bone Graft is ultimately approved for sale in the United States, the fair value of this technology will be significantly greater than the amount recognized in our financial statements, and the future amortization expense associated with the intangible asset will be significantly less than originally estimated. The risks associated with achieving commercialization include, but are not limited to, delay or failure to obtain regulatory approvals to conduct clinical trials, delay or failure to obtain required market clearances, delays or issues with patent issuance, or validity and litigation.
Product liability claims, product liability insurance recoveries and other litigation. Periodically, claims arise involving the use of our products. We make provisions for claims specifically identified for which we believe the likelihood of an unfavorable outcome is probable and an estimate of the amount of loss has been developed. As additional information becomes available, we reassess the estimated liability related to our pending claims and make revisions as necessary.
Product liability claims associated with hip and knee products we sold prior to the sale of our OrthoRecon business will not be assumed by MicroPort. Estimated liabilities, if any, for such claims, and accrued legal defense costs for fees that have been incurred to date, are excluded from liabilities held for sale. Concomitant receivables associated with product liability insurance recoveries are excluded from assets held for sale. MicroPort will be responsible for product liability claims associated with products it sells after the closing.
In the third quarter of 2011, as a result of an increase in the number and monetary amount of claims associated with fractures of our long PROFEMUR® titanium modular necks (PROFEMUR® Claims), management recorded a provision for current and future claims associated with fractures of this product. See Note 19 to our consolidated financial statements for further description of this provision. Future revisions in our estimates of the liability could materially impact our results of operation and financial position. We maintain insurance coverage that limits the severity of any single claim as well as total amounts incurred per policy year, and we believe our insurance coverage is adequate. We use the best information available to us in determining the level of accrued product liabilities, and we believe our accruals are adequate. Our accrual for PROFEMUR® Claims was $16.8 million and $23.3 million as of December 31, 2013 and December 31, 2012, respectively.
We have maintained product liability insurance coverage on a claims-made basis. As of December 31, 2012, our insurance receivable related to PROFEMUR® Claims totaled $11.4 million, reflecting management's estimate of the probable insurance recovery of previous and future settlements and current spending on legal defense. During 2013, we received a customary reservation of rights from our primary product liability insurance carrier asserting that present and future claims related to fractures of our PROFEMUR® titanium modular neck hip products and which allege certain types of injury (Modular Neck Claims) would be covered as a single occurrence under the policy year the first such claim was asserted. The effect of this coverage position would be to place Modular Neck Claims into a single prior policy year in which applicable claims-made coverage was available, subject to the overall policy limits then in effect. During 2013, we received payment from the primary insurance carrier and the next insurance carrier in the tower, totaling $15 million. As of December 31, 2013, our insurance receivable related to Modular Neck Claims totaled $25 million, which consists of $12 million probable recovery for cash spending associated with defense and settlement costs and $13 million associated with the probable recovery of our recorded liability for current and future Modular Neck Claims outstanding, reflecting in total the remaining amount of insurance in this policy year. See Note 19 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further description of our insurance coverage.
Our accrual for other product liability claims was $0.7 million and $0.6 million at December 31, 2013 and December 31, 2012, respectively.

Claims for personal injury have been made against us associated with our metal-on-metal hip products (primarily our CONSERVE® product line). The pre-trial management of certain of these claims has been consolidated in the federal court system under multi-district litigation, and certain other claims in state courts in California, collectively the “Consolidated Metal-on-Metal Claims,” as further discussed in Part I Item 3 of this Annual Report. The number of these lawsuits, presently in excess of 700, continues to increase, we believe due to the increasing negative publicity in the industry regarding metal-on-metal hip products. We believe we have data that supports the efficacy and safety of our metal-on-metal hip products. While continuing to dispute liability, we recently agreed to participate in court supervised non-binding mediation in the multi-district federal court litigation (MDL) presently pending in the Northern District of Georgia.
Every metal-on-metal hip case involves fundamental issues of science and medicine that often are uncertain, that continue to evolve, and which present contested facts and issues that can differ significantly from case to case. Such contested facts and issues include medical causation, individual patient characteristics, surgery specific factors, and the existence of actual, provable injury. Given these complexities, we are unable to reasonably estimate a possible loss or range of possible losses for the Consolidated Metal-on-Metal Claims until we know, at a minimum, (i) what claims, if any, will survive dispositive motion practice, (ii) the extent of the claims, including the size of any potential pool of potential claimants, particularly when damages are not specified or are indeterminate, (iii) how the discovery process will affect the litigation, (iv) the settlement posture of the other parties to the litigation and (iv) any other factors that may have a material effect on the litigation or on a party’s litigation strategy. By way of example and without limitation, although we believe a significant number of claimants have not required hip revision surgery, we do not yet know how many of such cases exist within our claimant pool.
We have maintained product liability insurance coverage on a claims-made basis. During the quarter ended September 30, 2012, we received a customary reservation of rights from our primary product liability insurance carrier asserting that certain present and future claims which allege certain types of injury related to our CONSERVE® metal-on-metal hip products (CONSERVE® Claims) would be covered as a single occurrence under the policy year the first such claim was asserted. The effect of this coverage position would be to place CONSERVE® Claims into a single prior policy year in which applicable claims-made coverage was available, subject to the overall policy limits then in effect. Management agrees that there is insurance coverage for the CONSERVE® Claims, but has notified the carrier that at this time it disputes the carrier's selection of available policy years and its characterization of the CONSERVE® Claims as a single occurrence.
Management has recorded an insurance receivable for the probable recovery of spending in excess of our retention for a single occurrence. As of December 31, 2013 and 2012, this receivable totaled $8.1 million and $5.8 million, respectively, and is solely related to defense costs incurred through December 31, 2013. However, the amount we ultimately receive may differ depending on the final conclusion of the insurance policy year or years and the number of occurrences. We believe our contracts with the insurance carriers are enforceable for these claims and, therefore, we believe it is probable that we will receive recoveries from our insurance carriers. However, our insurance carriers could still ultimately deny coverage for some or all of our insurance claims. Based on the information we have available at this time, we do not believe our liabilities, if any, in connection with these matters will exceed our available insurance. As circumstances continue to develop, our belief that we will be able to resolve the Consolidated Metal-on-Metal Claims within our available insurance coverage could change, which could materially impact our results of operations and financial position.
In February 2014, Biomet, Inc., (Biomet) announced it had reached a settlement in the multi-district litigation involving its own metal-on-metal hip products. The terms announced by Biomet include: (i) an expected base settlement amount of $200,000, (ii) an expected minimum settlement amount of $20,000 (iii) no payments to plaintiffs who did not undergo a revision surgery and (iv) a total settlement amount expected to be within Biomet’s aggregate insurance coverage. We believe our situation involves facts and circumstances which differ significantly from the Biomet cases. We therefore do not consider the Biomet situation sufficiently analogous to provide a reasonable basis for estimate, and deem it unlikely that any settlement of our cases will occur at an base settlement level as high as Biomet’s expected average settlement amount.
In addition to the Consolidated Metal-on-Metal Claims discussed above, there are currently certain other pending claims related to our metal-on-metal hip products for which we are accounting in accordance with our standard product liability accrual methodology on a case by case basis.
We are also involved in legal proceedings involving contract, patent protection and other matters. We make provisions for claims specifically identified for which we believe the likelihood of an unfavorable outcome is probable and an estimate of the amount of loss can be developed.
Accounting for income taxes. Our effective tax rate is based on income by tax jurisdiction, statutory rates and tax saving initiatives available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and evaluating our tax positions. This process includes assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. Realization of deferred tax assets in each taxable jurisdiction is dependent on our ability to generate future taxable income sufficient to realize the benefits. Management evaluates deferred tax assets on an ongoing basis and provides valuation allowances to reduce net deferred tax assets to the amount that is more likely than not to be realized.
Our valuation allowance balances totaled $134.3 million and $14.2 million as of December 31, 2013 and 2012, respectively, due to uncertainties related to our ability to realize, before expiration, certain of our deferred tax assets for both U.S. and foreign income tax purposes. During 2013, we recognized a $119.6 million valuation allowance against our U.S. deferred tax assets due to recent operating losses in the U.S. tax jurisdiction, which resulted in the determination that our U.S. deferred tax assets were not more likely than not to be utilized in the foreseeable future. These deferred tax assets primarily consist of the carryforward of certain tax basis net operating losses and general business tax credits. See Note 14 to our consolidated financial statements for further discussion of our deferred tax assets and the associated valuation allowance.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), effective January 1, 2007, which requires the tax effects of an income tax position to be recognized only if they are “more-likely-than-not” to be sustained based solely on the technical merits as of the reporting date. Effective July 1, 2009, this standard was incorporated into FASB ASC Section 740, Income Taxes. As a multinational corporation, we are subject to taxation in many jurisdictions and the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. If we ultimately determine that the payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit in the period in which we determine the liability no longer applies. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. Our liability for unrecognized tax benefits totaled $4.7 million and $5.1 million as of December 31, 2013 and 2012, respectively. See Note 14 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further discussion of our unrecognized tax benefits.
We operate within numerous taxing jurisdictions. We are subject to regulatory review or audit in virtually all of those jurisdictions, and those reviews and audits may require extended periods of time to resolve. Management makes use of all available information and makes reasoned judgments regarding matters requiring interpretation in establishing tax expense, liabilities and reserves. We believe adequate provisions exist for income taxes for all periods and jurisdictions subject to review or audit.
Stock-based compensation. We calculate the grant date fair value of non-vested shares as the closing sales price on the trading day immediately prior to the grant date. We use the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The determination of the fair value of these stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, which include the expected life of the award, the expected stock price volatility over the expected life of the awards, expected dividend yield and risk-free interest rate.
We estimate the expected life of options evaluating the historical activity as required by FASB ASC Topic 718, Compensation — Stock Compensation. We estimate the expected stock price volatility based upon historical volatility of our common stock. The risk-free interest rate is determined using U.S. Treasury rates where the term is consistent with the expected life of the stock options. Expected dividend yield is not considered as we have never paid dividends and have no plans of doing so in the future.
The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants and employee stock purchase plan shares. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our stock-based compensation. Consequently, there is a risk that our estimates of the fair values of our stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock-based payments in the future. Certain stock-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments that is significantly higher than the fair values originally estimated on the grant date and reported in our financial statements. There is not currently a market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models.
We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based awards are amortized on a straight-line basis over their respective requisite service periods, which are generally the vesting periods.
If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods, such stock-based compensation expense in future periods may differ significantly from what we have recorded in the current period and could materially affect our operating income, net income and net income per share. A change in assumptions may also result in a lack of comparability with other companies that use different models, methods and assumptions.

See Note 17 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further information regarding our stock-based compensation disclosures.
Acquisition method accounting. In accordance with FASB ASC Section 805, Business Combinations (FASB ASC 805), an acquiring entity is required to recognize all assets acquired and liabilities assumed at the acquisition date fair value. Legal fees and other transaction-related costs are expensed as incurred and are no longer included in goodwill as a cost of acquiring the business. FASB ASC 805 also requires acquirers, among other things, to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer expects, but is not obligated to incur, will be recognized separately from the business acquisition.
Restructuring charges. We evaluate impairment issues for long-lived assets under the provisions of FASB ASC 360. We record severance-related expenses once they are both probable and estimable in accordance with the provisions of FASB ASC Section 712, Compensation-Nonretirement Postemployment Benefits, for severance provided under an ongoing benefit arrangement. One-time termination benefit arrangements and other costs associated with exit activities are accounted for under the provisions of FASB ASC Section 420, Exit or Disposal Cost Obligations. We estimated the expense for our restructuring initiatives by accumulating detailed estimates of costs, including the estimated costs of employee severance and related termination benefits, impairment of property, plant and equipment, contract termination payments for leases and any other qualifying exit costs. Such costs represented management’s best estimates, which were evaluated periodically to determine if an adjustment was required.